UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 6, 2006 (October 2, 2006)

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-22081	48-1056429
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

501 Kansas Avenue

Kansas City, Kansas 66105

(Address of principal executive offices)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01               Entry into a Material Definitive Agreement.

A.  William Carter Employment Arrangement.  On October 4, 2006, EPIQ Systems, Inc. (the “Company”) announced the appointment of William Carter as managing director of the Company’s electronic discovery solutions practice located in New York, New York.  A copy of the press release announcing the appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

The principal terms of Mr. Carter’s employment are described in the Company’s offer letter.  The offer became effective on October 2, 2006, when Mr. Carter began his employment with the Company.  Mr. Carter will receive an annual base salary of $300,000, and will have the opportunity to receive a cash bonus based on the operating performance of the electronic discovery solutions division.  Mr. Carter will be eligible to receive an annual “base,” “target” or “stretch” cash bonus of $150,000, $200,000 or $300,000, annualized for the approximately 15-month period ending December 31, 2007, to $187,500, $250,000 or $375,000.  Of the annualized bonus opportunity for the period ending December 31, 2007, Mr. Carter will receive a guaranteed bonus of $150,000 to be paid on March 31, 2007, provided that he is still employed by the Company on that date.  The Company will provide a corporate apartment to Mr. Carter in New York City, and he will be eligible for future relocation benefits.  If Mr. Carter is terminated without just cause within one year after a change in control of the Company, he will receive a lump sum severance benefit equal to one year of his then-current base salary.

As further inducement to enter into an employment arrangement, the Company also granted Mr. Carter an option to purchase 100,000 shares of the Company’s common stock at $14.41 per share, the closing price of the Company’s common stock on the grant date, which was Mr. Carter’s first day of employment.  The options, granted outside the Company’s 2004 Equity Incentive Plan, vest in equal 25% annual installments over five years, beginning on the second anniversary of the grant date.  The terms of the option grant are set forth in the stock option agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

The foregoing description of the offer letter is only a summary and is qualified in its entirety by reference to the Company’s offer letter to Mr. Carter, a copy of which is attached as Exhibit 10.1 and incorporated by reference into this Item 1.01.

There were no arrangements or understandings between Mr. Carter and any other person pursuant to which he was selected or nominated as an officer of the Company.  Mr. Carter does not have any family relationship with any director or executive officer of the Company.  Other than as disclosed in this Item 1.01, there were no transactions since the beginning of the Company’s last fiscal year between the Company and Mr. Carter or any member of his immediate family.

B.  Lorenzo Mendizabal Employment Arrangement.  Effective October 2, 2006, the Company appointed Lorenzo Mendizabal to Managing Director of the Company’s corporate restructuring solutions practice.  The Company initially employed Mr. Mendizabal commencing January 2, 2006, as a corporate Senior Vice President.  Mr. Mendizabal received a stock option grant of 100,000 shares on January 3, 2006, at an exercise price of $18.96 per share, which options are exercisable over a period of 10 years and vest in equal 25% annual installments over five years, beginning on the second anniversary of the grant date.  He also has a base salary of $375,000 in accordance with the terms of the amendment to his original employment agreement, received a sign-on bonus of $200,684.93, and a guaranteed bonus of $207,000 on September 1, 2006 (subject to continued employment on that date).  Mr. Mendizabal will be eligible to receive an annual “base,” “goal” or “target” cash bonus of $100,000, $200,000 or $250,000, commencing with the year ending December 31, 2006.  The Company provides a corporate apartment to

Mr. Mendizabal in New York City, and he receives an automobile allowance.  If Mr. Mendizabal is terminated without cause or terminates his employment for good reason, the Company will pay Mr. Mendizabal a severance benefit equal to his then applicable base salary payable until the later of the three-year term of the employment agreement (December 31, 2008), or 18 months after the date of termination, subject to the terms of the employment agreement.  If his employment is terminated without cause or he resigns for good reason prior to December 31, 2006, Mr. Mendizabal will receive an additional severance payment in accordance with the terms of his employment agreement.  The employment agreement also includes customary confidentiality, non-compete and non-solicitation provisions.  A copy of Mr. Mendizabal’s original employment agreement and a copy of the amendment to his employment agreement will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are filed with this report:

10.1	Employment Offer Letter dated September 18, 2006, to William Carter.

99.1	EPIQ Systems, Inc. Press Release issued October 4, 2006, announcing the appointment of William Carter as managing director of the Company’s electronic discovery solutions practice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: October 6, 2006
	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director